EX-99.j.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Jacob Funds Inc. and to the use of our report dated July 24, 2009 on Jacob Wisdom Fund’s (a series of shares of Jacob Funds Inc., formerly Wisdom Fund, a series of shares of beneficial interest of New Providence Investment Trust) financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

      /s/BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
January 4, 2010